Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 286-7392	D’Arcy Rudnay	(215) 286-8582
Jane B. Kearns	(215) 286-4794	John Demming	(215) 286-8011
Michael A. Kelman	(215) 286-3035

COMCAST REPORTS SECOND QUARTER 2009 RESULTS

¡	Consolidated Revenue Increased 4.5%

¡	Consolidated Operating Cash Flow Increased 5.5%

¡	Consolidated Operating Income Increased 7.1%

¡	Earnings per Share of $0.33 Increased 57.1%

¡	Generated Free Cash Flow of $1.2 Billion

¡	Repurchased 15.5 Million Common Shares for $215 Million

Philadelphia, PA – August 6, 2009 …Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2009.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We delivered solid results in the second quarter, highlighting the strength of our subscription businesses and our continued focus on expense and capital management. At the same time, we are innovating and investing in our products and services and executing on our strategic initiatives, including going ‘All-Digital’, deploying wideband, and launching a wireless service and On Demand Online. We believe these initiatives and our focus on delivering a superior customer experience strengthen our competitive position and build long-term value for shareholders.”

Consolidated Financial Results

Revenue increased 4.5% in the second quarter of 2009 to $8.9 billion, while Operating Cash Flow increased 5.5% to $3.5 billion and Operating Income increased 7.1% to $1.9 billion. This growth was due to solid results at all our operating segments.

For the six months ended June 30, 2009, revenue increased 4.9% to $17.8 billion, Operating Cash Flow increased 7.0% to $7.0 billion, and Operating Income increased 11.5% to $3.7 billion, all compared to the same time period in 2008.

($ in millions)	2nd Quarter			Year to Date
	2008	2009	Growth	2008	2009	Growth
Revenue
Cable	$8,100	$8,476	4.6%	$16,016	$16,825	5.1%
Programming	366	384	5.1%	729	745	2.2%
Corporate & Other	87	78	(11.9%)	197	203	2.8%

Total Consolidated Revenue	$8,553	$8,938	4.5%	$16,942	$17,773	4.9%

Operating Cash Flow (OCF)
Cable	$3,362	$3,501	4.1%	$6,504	$6,907	6.2%
Programming	89	113	28.3%	202	225	11.5%
Corporate & Other	(100)	(79)	20.7%	(181)	(153)	15.6%

Total Consolidated OCF	$3,351	$3,535	5.5%	$6,525	$6,979	7.0%

For additional detail on revenue and operating expenses, customer metrics, and capital expenditures, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Earnings per Share (EPS) for the quarter ended June 30, 2009 was $0.33, an increase of 57.1% compared to the $0.21 reported in the second quarter of 2008. This quarter’s results include favorable settlements related to federal and state taxes.

Earnings per Share for the six months ended June 30, 2009 was $0.60, an increase of 30.4% compared to the prior year. Excluding $144 million or a $0.05 per share gain related to the January 2008 dissolution of the Insight Midwest partnership, Adjusted Earnings per Share1 increased 46.3% for the six months ended June 30, 2009.

	2nd Quarter			Year to Date
	2008	2009	Growth	2008	2009	Growth

Earnings per Share	$0.21	$0.33	57.1%	$0.46	$0.60	30.4%

Adjustments, net of tax:
Gain from dissolution of cable partnership	-	-	-	(0.05)	-	NM

Adjusted Earnings per Share	$0.21	$0.33	57.1%	$0.41	$0.60	46.3%

Capital Expenditures in the second quarter decreased 13.7% from the prior year to $1.1 billion, or 12.5% of total revenue, reflecting a decreased level of capital intensity at our Cable segment. For the six months ended June 30, 2009, capital expenditures decreased 16.5% to $2.3 billion, or 12.8% of total revenue.

Free Cash Flow (excluding any impact from the Economic Stimulus packages) of $1.2 billion in the second quarter of 2009 was consistent with the prior year, reflecting growth in Consolidated Operating Cash Flow and lower capital expenditures, offset by higher cash taxes. Free Cash Flow (FCF) for the six months ended June 30, 2009 totaled $2.5 billion, a 36.0% increase as compared to $1.9 billion in 2008.

($ in millions)	2nd Quarter			Year to Date
	2008	2009	Growth	2008	2009	Growth
Net Cash Provided by Operating Activities	$2,669	$2,601	(2.5%)	$4,928	$5,113	3.8%
Capital Expenditures	(1,300)	(1,121)	(13.7%)	(2,731)	(2,281)	(16.5%)
Cash Paid for Capitalized Software and Intangibles	(119)	(108)	(9.2%)	(245)	(241)	(1.6%)
Adjustments for Payment of Tax on Nonoperating Items	228	3	NM	228	150	(34.2%)

FCF (Including Economic Stimulus Packages)	$1,478	$1,375	(7.0%)	$2,180	$2,741	25.7%
Impact from Economic Stimulus Packages	(315)	(205)	(34.9%)	(315)	(205)	(34.9%)

Free Cash Flow	$1,163	$1,170	0.6%	$1,865	$2,536	36.0%

Note: The definition of Free Cash Flow remains unchanged and specifically excludes any impact from the 2008 or 2009 Economic Stimulus packages.

Cable Segment Results

Revenue from the Cable segment increased 4.6% to $8.5 billion for the second quarter of 2009 as compared to $8.1 billion in the second quarter of 2008. This increase reflects continued, organic growth in all residential and commercial subscription businesses, partially offset by lower advertising revenue. The monthly average total revenue per video customer increased 7.4% from $109.61 in the second quarter of 2008 to $117.74, reflecting an increasing number of customers taking multiple products and a higher contribution from Comcast Business Services.

For the six months ended June 30, 2009, revenue from the Cable segment increased 5.1% to $16.8 billion compared to $16.0 billion in 2008.

Operating Cash Flow grew 4.1% to $3.5 billion in the second quarter of 2009 from $3.4 billion in the second quarter of 2008. Operating Cash Flow margin was 41.3%, a slight decrease from the 41.5% reported in the second quarter of 2008.

For the six months ended June 30, 2009, Operating Cash Flow from the Cable segment increased 6.2% to $6.9 billion compared to $6.5 billion in 2008. Year-to-date Operating Cash Flow margin was 41.1%, an increase from the 40.6% reported in the first six months of 2008. These results reflect a continued focus on expense management, improved operating efficiencies in Comcast Digital Voice (CDV) and High-Speed Internet (HSI) and lower marketing expenses, offset by increases in video programming, technical service and customer service expenses.

Customers2. As of June 30, 2009, Comcast’s video, high-speed Internet and voice customers totaled 46.2 million, an increase of 3.7% compared to the second quarter of 2008.

(in thousands)	Customers			Net Adds
	2Q08	2Q09	Growth	2Q09	YTD
Video Customers	24,563	23,891	(2.7%)	(214)	(292)
High-Speed Internet Customers	14,364	15,322	6.7%	65	393
Voice Customers	5,654	7,004	23.9%	233	531

Combined Video, HSI and Voice Customers	44,580	46,217	3.7%	84	633
Digital Video Customers	16,341	17,542	7.4%	250	538

Total Revenue Generating Units	60,921	63,760	4.7%	334	1,171

Programming Segment Results

The Programming segment reported second quarter 2009 revenue of $384 million, a 5.1% increase from 2008. Operating Cash Flow increased 28.3% to $113 million in the second quarter of 2009, reflecting the impact of timing of certain marketing and programming expenses which are expected to be incurred in the second half of the year.

For the six months ended June 30, 2009, the Programming segment revenue increased 2.2% to $745 million compared to the same time period in 2008. Operating Cash Flow increased to $225 million, an increase of 11.5% from the same period last year.

Corporate and Other

Corporate and Other includes corporate overhead, Comcast Interactive Media (CIM), Comcast-Spectacor, and other operations and eliminations between Comcast’s businesses. For the quarter ended June 30, 2009, Corporate and Other reported a 11.9% decrease in revenue to $78 million. The Operating Cash Flow loss for the second quarter of 2009 was $79 million compared to a loss of $100 million in the second quarter of 2008.

For the six months ended June 30, 2009, Corporate and Other revenue increased to $203 million from the $197 million reported in the first six months of 2008. The Operating Cash Flow loss was $153 million compared to a loss of $181 million in the same time period in 2008, reflecting a focus on expense management.

Share Repurchase

In the second quarter of 2009, Comcast repurchased 15.5 million of its common shares for $215 million. As of June 30, 2009, Comcast had approximately $3.9 billion of availability remaining under its share repurchase authorization, and may repurchase stock from time to time subject to market conditions.

Dividend

During the first seven months of 2009, Comcast paid three cash dividends totaling $568 million. Comcast paid quarterly cash dividends of $180 million on January 28, 2009, $195 million on April 29, 2009 and $194 million on July 29, 2009.

Notes:

1

Earnings per share are adjusted for gains, net of tax, related to the dissolution of the 2008 Insight Midwest Partnership. Please refer to Table 4 for a reconciliation of adjusted net income attributable to Comcast Corporation and earnings per share. Earnings per share amounts are presented on a diluted basis.

2

Customer data is presented on a pro forma basis. Pro forma customer data includes 7,000 video customers acquired through an acquisition in November 2008. The impact of this acquisition on segment operating results was not material.

Minor differences may exist due to rounding.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today, August 6, 2009 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on August 6, 2009. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 15891171. A telephone replay will begin immediately following the call until Tuesday, August 11, 2009 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 15891171. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC. All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is one of the nation’s leading providers of entertainment, information and communications products and services. With 23.9 million video customers, 15.3 million high-speed Internet customers, and 7.0 million Comcast Digital Voice customers, Comcast is principally involved in the development, management and operation of cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, Golf Channel, VERSUS, G4, PBS KIDS Sprout, TV One, ten sports networks operated by Comcast Sports Group and Comcast Interactive Media, which develops and operates Comcast’s Internet business, including Comcast.net (www. comcast.net). Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1 Condensed Consolidated Statement of Operations (Unaudited)

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Revenue	$8,553	$8,938	$16,942	$17,773

Operating expenses	3,334	3,545	6,695	7,110
Selling, general and administrative expenses	1,868	1,858	3,722	3,684

	5,202	5,403	10,417	10,794

Operating cash flow	3,351	3,535	6,525	6,979

Depreciation expense	1,371	1,406	2,761	2,786
Amortization expense	230	254	459	507

	1,601	1,660	3,220	3,293

Operating income	1,750	1,875	3,305	3,686

Other income (expense)
Interest expense	(618)	(551)	(1,239)	(1,121)
Investment income (loss), net	(70)	57	9	70
Equity in net income (losses) of affiliates, net	(4)	(13)	(39)	(27)
Other income (expense)	16	12	284	11

	(676)	(495)	(985)	(1,067)

Income before income taxes	1,074	1,380	2,320	2,619

Income tax expense	(455)	(424)	(963)	(885)

Net income from consolidated operations	619	956	1,357	1,734

Net (income) loss attributable to noncontrolling interests	13	11	7	5

Net income attributable to Comcast Corporation	$632	$967	$1,364	$1,739

Diluted earnings per common share attributable to Comcast Corporation stockholders	$0.21	$0.33	$0.46	$0.60

Adjusted earnings per common share attributable to Comcast Corporation stockholders (1)	$0.21	$0.33	$0.41	$0.60

Dividends declared per common share attributable to Comcast Corporation stockholders	$0.06	$0.07	$0.13	$0.14

Diluted weighted-average number of common shares	2,970	2,891	2,995	2,893

(1)	Please refer to Table 4 for a reconciliation of adjusted net income and earnings per share attributable to Comcast Corporation stockholders.

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2008	June 30, 2009
ASSETS

Current Assets
Cash and cash equivalents	$1,195	$3,989
Investments	59	62
Accounts receivable, net	1,626	1,677
Other current assets	836	809

Total current assets	3,716	6,537

Investments	4,783	5,190

Property and equipment, net	24,444	23,715

Franchise rights	59,449	59,446

Goodwill	14,889	14,928

Other intangible assets, net	4,558	4,297

Other noncurrent assets, net	1,178	1,124

	$113,017	$115,237

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,393	$3,070
Accrued expenses and other current liabilities	3,268	3,320
Current portion of long-term debt	2,278	4,167

Total current liabilities	8,939	10,557

Long-term debt, less current portion	30,178	28,870

Deferred income taxes	26,982	27,394

Other noncurrent liabilities	6,171	6,435

Redeemable noncontrolling interests	171	167

Equity
Comcast Corporation stockholders' equity	40,450	41,733
Noncontrolling interests	126	81

Total Equity	40,576	41,814

	$113,017	$115,237

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Six Months Ended June 30,
	2008	2009

OPERATING ACTIVITIES
Net income from consolidated operations	$1,357	$1,734
Adjustments to reconcile net income from consolidated operations to net cash provided by operating activities:
Depreciation	2,761	2,786
Amortization	459	507
Share-based compensation	123	121
Noncash interest expense (income), net	132	81
Equity in net losses (income) of affiliates, net	39	27
(Gains) losses on investments and noncash other (income) expense, net	(234)	(23)
Deferred income taxes	403	394
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in accounts receivable, net	(7)	(49)
Change in accounts payable and accrued expenses related to trade creditors	(69)	(112)
Change in other operating assets and liabilities	(36)	(353)

Net cash provided by operating activities	4,928	5,113

FINANCING ACTIVITIES
Proceeds from borrowings	2,009	2,522
Repurchases and repayments of debt	(831)	(1,767)
Repurchases of common stock	(1,979)	(108)
Dividends paid	(185)	(375)
Issuances of common stock	42	1
Other	(135)	(22)

Net cash provided by (used in) financing activities	(1,079)	251

INVESTING ACTIVITIES
Capital expenditures	(2,731)	(2,281)
Cash paid for software and other intangible assets	(245)	(241)
Acquisitions, net of cash acquired	(331)	(27)
Proceeds from sales of investments	320	16
Purchases of investments	(41)	(67)
Other	(17)	30

Net cash provided by (used in) investing activities	(3,045)	(2,570)

Increase (decrease) in cash and cash equivalents	804	2,794

Cash and cash equivalents, beginning of period	963	1,195

Cash and cash equivalents, end of period	$1,767	$3,989

TABLE 4 Reconciliation of Net Income attributable to Comcast Corporation to Adjusted Net Income attributable to Comcast Corporation (Unaudited)

	Three Months Ended June 30,
	2008		2009		2009 vs. 2008 Growth (%)
(in millions, except per share data)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net Income attributable to Comcast Corporation	$632	$0.21	$967	$0.33	53%	57%

Adjusted Net Income attributable to Comcast Corporation	$632	$0.21	$967	$0.33	53%	57%

	Six Months Ended June 30,
	2008		2009		2009 vs. 2008 Growth (%)

	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net Income attributable to Comcast Corporation	$1,364	$0.46	$1,739	$0.60	27%	30%

Adjustments:
Gain related to the dissolution of the Insight Midwest Partnership, net of tax (2)	(144)	(0.05)	-	-	NM	NM

Adjusted Net Income attributable to Comcast Corporation	$1,220	$0.41	$1,739	$0.60	42%	46%

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	2008 Net Income attributable to Comcast Corporation includes a $235 million ($144 million net of tax) gain related to the dissolution of the Insight Midwest Partnership.

Note: Minor differences may exist due to rounding.